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                                   EXHIBIT 99





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                ACCELERATION OF CONTINUCARE'S SERIES A WARRANTS

         Continucare Corporation (AMEX:CNU) has announced today that pursuant to the terms of that certain Series A Warrant Agreement, dated as of May 11, 1995 (the "Warrant Agreement"), between Continucare and Fidelity Transfer Company (the prior Warrant Agent), the exercise period for each of Continucare's issued and outstanding Series A Warrants (the "Warrants") has been accelerated and set to expire on December 20, 1996 (the "Expiration Date"). Accordingly, each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereto and all rights in respect thereof under the Warrant Agreement shall cease on the Expiration Date. A Warrant may be exercised by the holder thereof by (i) surrendering a duly executed Warrant to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, Attention: Reorg (the "Successor Warrant Agent"), and
(ii) submitting to the Successor Warrant Agent, in lawful money of the United States of America, in cash or certified or bank check payable to the order of Continucare, the price of $6.00 for each full share of common stock, par value $.0001 per share (the "Common Stock"), of Continucare as to which the Warrant is exercised. A copy of Continucare's prospectus relating to the Common Stock may be obtained from the Successor Warrant Agent.

         Continucare, based in Miami, Florida, develops and manages primarily outpatient mental health and physical rehabilitative programs in five states, including Florida.

         Contact:        Continucare Corporation
                         Charles M. Fernandez
                         (305) 350-7515





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